Exhibit 10.25

EMPLOYMENT AND CONSULTING AGREEMENT

This Employment and Consulting Agreement (the “Agreement”) is dated March 23, 2006 and is among The Brickman Group, Ltd. (“Company”), Brickman Group Holdings, Inc. (“Holdings”) and Charles B. Silcox (“Executive” and, together with Company and Holdings, the “Parties”).

WHEREAS, Executive is now, and has been serving as Vice President and Chief Financial Officer of Company;

WHEREAS, Company desires to continue to employ Executive or use his services in various capacities, upon the terms and conditions hereinafter set forth;

WHEREAS, Executive desires to continue to be employed by Company or provide services in various capacities, upon the terms and conditions hereinafter set forth; and

WHEREAS, Holdings and Executive wish to establish the terms upon which Holdings will repurchase Executive’s stock and options to purchase stock of Holdings.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, and intending to be legally bound hereby, the Parties agree as follows:

1. Full-Time Employment.

(a) Term. Unless sooner terminated as hereinafter provided, Company shall employ Executive, on a full-time basis, effective from February 1, 2006 (the “Effective Date”) through September 30, 2007 (“Full-Time Employment Term”).

(b) Duties. From the Effective Date through June 30, 2006 (or such other date as determined by Company), Executive shall continue as Vice President and Chief Financial Officer, and his duties shall continue as they currently are assigned. On July 1, 2006 (or such other date as determined by Company), Executive’s title shall change to Vice President of Finance and shall remain so until the end of the Full-Time Employment Term. As Vice President of Finance, Executive shall fulfill the duties and responsibilities assigned to him by Company’s Chief Financial Officer and/or Company’s Executive Vice President, including providing general support to the Chief Financial Officer in the areas of accounting and finance. Executive shall, at all times, faithfully, industriously, and to the best of his ability, perform all duties that may be required of him in his capacities as Vice President and Chief Financial Officer and then as Vice President of Finance. As the positions set forth in this Section 1(b) are full-time positions, Executive agrees to devote his full time, effort, attention, and energies to the performance of his duties under this Section 1(b). During the Full-Time Employment Term, Executive shall regularly report to Company’s Langhorne, Pennsylvania offices.

(c) Compensation. For all services rendered by Executive during the Full-Time Employment Term, Company agrees to pay Executive an initial annualized salary, at his current rate, of One Hundred Eighty Six Thousand, Three Hundred Dollars ($186,300.00) (the “Full-Time Base Salary”), less all applicable payroll deductions and withholdings, in regular intervals and in accordance with Company’s normal payroll practices. The annualized rate constituting Executive’s Full-Time Base Salary shall increase to One Hundred Ninety-Two Thousand, Eight Hundred Dollars ($192,800.00), beginning with the first regularly scheduled bi-weekly payroll distribution in March 2007. During the Full-Time Employment Term for fiscal

2006, should Company decide to make a discretionary bonus distribution to all full-time employees, Executive will receive a bonus in accordance with Company’s discretionary bonus distribution program payable in May 2007. Executive will not be eligible for any bonuses for periods after fiscal 2006.

(d) Benefits. During the Full-Time Employment Term, Executive shall continue to receive those benefits that Company makes generally available to its full-time employees.

2. Consultancy.

(a) Term. Beginning on October 1, 2007, Executive’s status as an employee of Company shall terminate, and Company shall engage Executive, on a part-time basis, as a Senior Consultant (on an independent contractor basis). Unless sooner terminated as hereinafter provided, Executive’s consultant status shall continue through June 30, 2014 (“Consultancy Term” and, together with Full-Time Employment Term, “Term of Agreement”).

(b) Duties. As a Senior Consultant, Executive shall devote time and attention as necessary to fulfill the duties and responsibilities reasonably requested and/or assigned by Company’s Chief Financial Officer and/or Company’s Executive Vice President to Executive, including providing general support to the Chief Financial Officer in the areas of accounting and finance. Executive shall be required to provide a minimum of 100 hours of service as a Senior Consultant in each full calendar year during the Consultancy Term.

(c) Compensation. For all services rendered by Executive during the Consultancy Term, Company agrees to pay Executive a one-time payment equal to One Hundred Thousand Dollars ($100,000.00) (“Consultant Payment”), payable no later than 10 days after the beginning of the Consultancy Term.

(d) Healthcare; No Other Benefits. During the Consultancy Term, Company shall continue Executive’s participation in Company’s group medical benefits plan, as it may be amended from time to time (the “Company Medical Plan”), on the same terms and conditions and to the same extent as are made available from time to time to Company’s active full-time employees. Medical coverage to be provided to Executive under this Section 2(d) shall include coverage for Executive’s spouse and dependent children so long as they remain eligible under the terms of the Company Medical Plan, on the same terms and conditions on which other active full-time employees may elect to provide medical coverage for their families under Company Medical Plan. All other benefits being provided to Executive will cease at the end of the Full-Time Employment Term.

3. Resources/Reimbursement of Expenses.

(a) Resources. During the Term of Agreement, Company will provide Executive a computer and communication line for use in performance of his duties hereunder.

(b) Reimbursement of Expenses. Subject to approval by the Executive Vice President or Chief Financial Officer, Company shall reimburse Executive for all reasonable expenses incurred by Executive in connection with his employment or consultancy hereunder, provided however, that such expenses were incurred in conformance with the policies of Company, as established from time to time, and Executive submits any records reasonably required by Company in support of the amount and nature of such expenses.

4. Repurchase of Holdings Equity.

(a) Investor Shares. Subject to Section 4(c) hereof, Holdings or its designee may elect to purchase from Executive (the “Call Option”), and Executive may elect to sell to Holdings or its designee (the “Put Option”), during the period from April 1 through and including June 30 beginning in 2010 and in each successive year thereafter, in each case by written notice delivered by the electing party to the other party (the “Repurchase Notice”), the 48.821 shares of Class A Common Stock, par value $.001 per share, of Holdings owned by Executive (subject to adjustment for any stock split, stock dividend, recapitalization or other similar event, the “Investor Shares”). The purchase price for the Investor Shares pursuant to the Put Option or the Call Option shall be the fair market value of the shares as of the end of the fiscal year immediately preceding the year in which the shares are repurchased, as determined in good faith by the board of directors of Holdings consistent with its past practices (including the application of discounts for the lack of liquidity and minority holder status of the shares) using the financial statements as of and for the fiscal year immediately preceding the year in which the shares are repurchased (the “Investor Share FMV Price”). Subject to Section 4(c) hereof, the closing for the sale of the Investor Shares pursuant to the Call Option or Put Option (the “Closing”) shall take place at the offices of Company, at 10:00 a.m. local time on a date (1) selected by Holdings not more than 90 days after delivery of the Repurchase Notice or (2) at such other time or place as Holdings and Executive may agree upon. At the Closing, Executive will deliver certificates representing the Investor Shares (accompanied by duly executed stock powers with signatures guaranteed and other appropriate documentation of authority to transfer) to be purchased by Holdings against payment of the Investor Share FMV Price (net of any applicable tax withholdings) by wire transfer of immediately available funds. Executive will deliver such shares free and clear of all liens, claims and encumbrances (other than any encumbrances arising under the stockholders agreement to which Holdings and Executive are party).

(b) Incentive Shares and Options. With respect to the 392.325 shares of Class A Common Stock of Holdings and options (“Incentive Options”) to purchase 269.5 shares of Class A Common Stock of Holdings held by Executive (collectively, subject to adjustment for any stock split, stock dividend, recapitalization or other similar event, the “Incentive Shares”):

(i) In the event of a merger, recapitalization or other stock sale transaction occurring on or prior to December 31, 2007 pursuant to which management holders of Holdings are generally entitled to sell for cash Class A Common Stock of Holdings (a “Qualified Stock Transaction”), Executive shall sell all of his Incentive Shares (including all Incentive Options vested as of the closing of the Qualified Stock Transaction, but excluding any Unvested Incentive Options (as defined below)) to Holdings or its designee on the terms and conditions (including repurchase price) applicable to shares of Class A Common Stock being sold for cash by management holders of Holdings in the Qualified Stock Transaction. The purchase price paid for such Incentive Shares shall be net of any applicable tax withholdings and as applied to shares subject to Incentive Options will be net of the exercise price required to be paid pursuant to such Incentive Options. Unvested Incentive Options, if any, will be cancelled without payment. The closing of such sale shall take place concurrently with the closing of the Qualified Stock Transaction; and

(ii) In the event a Qualified Stock Transaction does not occur, then subject to Section 4(c) hereof, Holdings or its designee shall purchase from Executive, and Executive shall sell to Holdings or its designee, the Incentive Shares (excluding any Unvested Incentive Options which shall be terminated and cancelled without payment) on April 1, 2008, or such other date as is mutually agreed, at the Incentive Share FMV Price. The “Incentive Share FMV Price” shall be the fair market value of the shares as of December 31, 2007, as determined in good faith by Holding’s board of directors consistent with its past practices (including the application of discounts for the lack of liquidity and minority holder status of the shares) using the financial statements as of and for the year ending December 31, 2007. The payment of the Incentive Share FMV Price shall be net of the exercise price applicable to the Incentive Options

(excluding Unvested Incentive Options) and net of any applicable tax withholdings. At the closing, Executive will deliver certificates representing the Incentive Shares (accompanied by duly executed stock powers with signatures guaranteed and other appropriate documentation of authority to transfer) to be purchased by Holdings or its designee against payment of the Incentive Share FMV Price (net of any applicable tax withholdings and the exercise price of the Incentive Options) by wire transfer of immediately available funds. Executive will deliver such shares free and clear of all liens, claims and encumbrances (other than any encumbrances arising under the stockholders agreement to which Holdings and Executive are party).

(iii) As used herein, “Unvested Incentive Options” shall be equal to zero except to the extent that Executive terminates the Term of Agreement pursuant to Section 6(c) hereof (an “Employee Voluntary Termination”) or the Company terminates the Term of Agreement pursuant to Section 6(b) hereof (an “Employee Cause Termination”) in each case prior to the earlier to occur of (1) September 30, 2007 and (2) the consummation of any Qualified Stock Transaction. In the event of such an Employee Voluntary Termination, “Unvested Incentive Options” shall mean that number of Incentive Options which, based on their regularly scheduled vesting periods, have not vested as of the date of such Employee Voluntary Termination. In the event of such an Employee Cause Termination, all Incentive Options shall be deemed “Unvested Incentive Options” for purposes of this Agreement, and Holdings’ and Executive’s rights and obligations with respect to such Incentive Options shall be governed exclusively by the terms and conditions of the option grant agreements and plans pursuant to which such Incentive Options were issued.

(c) Payment Subject to Applicable Law and Compliance with Debt Instruments. It shall be a condition to the obligation of Holdings to make any of the repurchases required by Section 4(a) or 4(b)(ii) above (i) that Holdings have funds legally available therefor and (ii) that such payment not violate, breach or conflict with, or cause any default under (or constitute any event that, with notice or the passage of time, or both, would constitute such a default), any debt instrument of Holdings or Company. In the event that Holdings does not have funds legally available to pay any portion of the Incentive Share FMV Price or the Investor Share FMV Price (as applicable, the “FMV Price”), or if payment of any portion of the applicable FMV Price would violate, breach or conflict with, or cause any default under (or constitute any event that, with notice or the passage of time, or both, would constitute such a default), such a debt instrument, then notwithstanding the provisions of Section 4(a) or 4(b)(ii) above to the contrary, any such repurchases required to be made by Holdings hereunder shall be deferred until such time as Holdings shall have funds legally available therefor and such payment would not violate, breach or conflict with, or cause any default under (or constitute any event that, with notice or the passage of time, would constitute such a default), such a debt instrument; provided, however, that to the extent the applicable FMV Price is not paid to Executive in full in cash by the latest date that may be specified by Holdings for the closing of such repurchase, such portion of the applicable net FMV Price as has not then been paid at such time will thereafter bear interest at a per annum rate of 12% until such portion is paid in full in cash to Executive.

(d) Other Restrictions; Survival. The provisions provided herein with respect to Executive’s Investor Shares and Incentive Shares are in addition to, and shall in no way limit, the transfer and other restrictions applicable to such shares pursuant to Holdings’ stockholders agreement, recapitalization agreement and equity plans to which such shares are and shall remain subject (the “Other Agreements”). The agreements contemplated by this Section 4 shall survive any termination pursuant to Section 6 hereof and shall be binding on and inure to the benefit of Executive’s heirs, executors, administrators and permitted assigns. If Executive makes any transfer of the Investor Shares or Incentive Shares permitted by the Other Agreements, it shall be a further condition to such transfer that such permitted transferee of Executive agree in writing that the permitted transferee shall be, and the shares shall continue to be, bound by the terms and provisions of this Section 4 and the other provisions of this Agreement applicable to such shares, and any such purported transfer or assignment in violation of this provision shall be without force or effect and void ab initio.

5. Representations by Executive.

(a) Executive represents that he presently has no duties or obligations to any person or entity that will prevent or impair his ability to perform his duties and responsibilities under this Agreement.

(b) Executive agrees to abide by the policies, rules and regulations of Company as they may be amended from time to time.

6. Termination. The Term of Agreement may be terminated as provided in this Section 6.

(a) Involuntary Termination Without Cause. The Term of Agreement may be terminated by Company at any time without cause, upon ninety (90) days written notice to Executive. In such case, Company shall: (1) pay Executive all compensation and benefits accrued, but unpaid, up to the date of termination; (2) pay Executive any unpaid Full-Time Base Salary, less any applicable payroll deductions and withholdings, in regular intervals in accordance with Company’s payroll practices, through the date upon which the Full-Time Employment Term would have ended had it not been terminated earlier under this Section 6(a), (3) pay Executive the Consultant Payment no later than October 10, 2007 to the extent not previously paid; and (4) continue to provide Executive healthcare (medical only) benefits, to the extent that would be required under Section 2(d) hereof had the Term of Agreement not been terminated earlier under this Section 6(a). As a condition of Company’s obligations under Sections 6(a)(2)-(4), Executive must sign a general release of all claims and a non-disparagement agreement in a form satisfactory to Company. During the period that Executive receives any payments or benefits under Section 6(a)(2)-(4), if he engages in any conduct that is prohibited by the Confidentiality and Non-Competition Agreement (attached hereto as Attachment A), Company’s obligations under Sections 6(a)(2)-(4) will cease immediately.

(b) Termination For Cause. The Term of Agreement may be terminated by Company at any time for Cause. For purposes of this Agreement, “Cause” means the occurrence of any of the following events: i) any gross failure on the part of Executive to faithfully and professionally carry out Executive’s duties or to comply with any other material provision of this Agreement, which failure is not cured within thirty (30) days after written notice thereof by Company, provided that Company shall not be required to provide such notice in the event that such failure (A) is not susceptible to remedy or (B) relates to the same type of acts or omissions as to which such notice has been given on a prior occasion; ii) Executive’s dishonesty (which shall include without limitation any misuse or misappropriation of Company’s assets), or other willful misconduct (including without limitation any conduct on the part of Executive intended to or likely to injure the business of Company); iii) Executive’s conviction for any felony or for any other crime involving moral turpitude, whether or not relating to Executive’s employment; iv) Executive’s insobriety or use of drugs, chemicals or controlled substances either (A) in the course of performing Executive’s duties and responsibilities under this Agreement, or (B) otherwise affecting the ability of Executive to perform the same; v) Executive’s failure to comply with a lawful written direction of Company; or vi) any wanton or willful dereliction of duties by Executive. The existence of any of the foregoing events or conditions shall be determined by Company in the exercise of its reasonable judgment. In the case of a termination for Cause, Company shall pay Executive all compensation and benefits accrued, but unpaid, up to the date of termination, but Executive shall be entitled to no additional compensation or benefits (including medical benefits).

(c) Voluntary Resignation. Executive may voluntarily terminate the Term of Agreement upon ninety (90) days written notice to Company. In such event, Company shall pay Executive all compensation and benefits accrued, but unpaid, up to the date of termination, but Executive shall be entitled to no additional compensation or benefits (including medical benefits). At Company’s sole option, Company may choose to relieve Executive of his duties for some or all of the ninety (90) day notice period provided for in this Section 6(c), in which case Company will continue to pay Executive his regular compensation and benefits during the notice period.

(d) Disability. If Executive becomes disabled such that either (1) he is unable to perform the essential functions of his position for more than one hundred eighty (180) days in any twelve (12) month period during the Full-Time Employment Term or (2) he is unable to perform the essential functions of his position for any six (6) month period during the Consultancy Term, Company shall have the right to terminate Executive’s employment or consultancy, as applicable, upon written notice to Executive. In the case of a termination under this Section 6(d), Company shall pay Executive compensation and benefits to the same extent and subject to the same conditions (including execution of a general release and non-disparagement agreement and compliance with the Confidentiality and Non-Competition Agreement) required for an involuntary termination without cause pursuant to Section 6(a) hereof . Executive shall be entitled to no additional compensation or benefits from Company, except for any disability benefits that may be available pursuant to any group benefit plan or policy in effect at Company.

(e) Death. During the Term of Agreement, in the event of the death of Executive, this Agreement shall automatically terminate and any obligation to continue to pay compensation and benefits shall cease as of the date of death. Executive’s estate shall be entitled to no additional compensation or benefits from Company, except for any death-related benefits that may be available pursuant to any group benefit plan or policy in effect at Company.

7. Non-Competition/Non-Solicitation/Confidential Information. Executive remains bound by the Confidentiality and Non-Competition Agreement, attached hereto as Attachment A and redelivered to Executive concurrently herewith, that he signed on July 31, 1998, throughout the Term of Agreement and thereafter as provided in the Confidentiality and Non-Competition Agreement. The Confidentiality and Non-Competition Agreement shall apply during the Consultancy Term as if Executive were still employed by Company during the Consultancy Term. Accordingly, the one-year post-employment period referenced in the Confidentiality and Non-Competition Agreement shall not begin until after the Consultancy Term has ended.

8. Remedies. Because Executive’s services are personal and unique and because Executive may have access to and become acquainted with Confidential Information (as defined in the Confidentiality and Non-Competition Agreement) of Company, Company and Holdings shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without prejudice to any other rights and remedies that Company and Holdings may have for a breach of this Agreement. In the event that Executive performs services for other entities following the Term of Agreement, Executive hereby consents to the notification of Executive’s new employer of Executive’s rights and obligations under this Agreement.

9. Notice. For purposes of this Agreement, notice shall be in writing and shall be deemed to have been duly given as of the date thereof if delivered in person or telecopy, or as of the next business day, if sent by a nationally recognized overnight courier service, and on the second business day if mailed by registered mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to Executive:	Charles B. Silcox
1005 Westfield Road
Moorestown, NJ 08057

If to Company or Holdings:	The Brickman Group, Ltd.
Suite D
18227 Flower Hill Way
Gaithersburg, MD 20879
Attention: Mark A. Hjelle
Facsimile: (240) 683-2030

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of changes of address shall be effective upon receipt.

10. Applicable Law; Choice of Venue. This Agreement shall be interpreted and construed under the substantive laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law, unless federal law applies. Any suit, action or proceeding arising out of or relating to this Agreement may be instituted only in the United States District Court for the Eastern District of Pennsylvania, United States of America, or in the absence of jurisdiction, the state courts located in Bucks County, Pennsylvania, and each party hereto generally and unconditionally accepts and irrevocably submits to the exclusive jurisdiction of the aforesaid courts. Each party irrevocably waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, including any objection based on the grounds of forum non conveniens, in the aforesaid courts.

11. Severability. The terms of this Agreement and each paragraph thereof shall be considered severable and the invalidity or unenforceability of any part thereof shall not affect the validity or enforceability of the remaining portions or provisions hereof.

12. Assignment. The rights and obligations of Company and Holdings under this Agreement shall inure to the benefit of and be binding upon their successors and assigns. Executive consents to assignment to any successor in interest. Except as set forth in paragraph 4(d) hereof, neither this Agreement nor any rights or interests herein or created hereby may be assigned or otherwise transferred voluntarily or involuntarily by Executive.

13. Waiver. The waiver by Company, Holdings or Executive of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

14. Entire Agreement; Prior Agreements; Amendment. This instrument contains the entire agreement of the Parties with respect to the subject matter hereof and supercedes any and all prior or contemporaneous agreements, oral or written, with the exception of the Confidentiality and Non-Competition Agreement, attached hereto as Attachment A. This Agreement may not be changed, altered, or otherwise amended except by an agreement in writing signed by the Parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE BRICKMAN GROUP, LTD.

By:	/s/ Mark A. Hjelle
Name:	Mark A. Hjelle
Title :	Executive Vice President

BRICKMAN GROUP HOLDINGS, INC.

By:	/s/ Mark A. Hjelle
Name:	Mark A. Hjelle
Title :	Executive Vice President

/s/ Charles B. Silcox
Charles B. Silcox